Exhibit 23.2

Consent of Independent Accountants

        We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated February 24, 2003 relating to the financial statements and financial statement schedules of Dade Behring Holdings, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP
Chicago, Illinois April 11, 2003